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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our joint report dated July 27, 1999 with respect to the financial statements of Apollo Leisure Group plc as of November 28, 1998 and for each of the two years then ended included in this Form 8-K of SFX Entertainment, Inc., and to the incorporation by reference in the Registration Statement No 333-76123 and related Prospectus on Form S-3 filed by SFX Entertainment, Inc. in April 1999 with respect to the registration of 2,736,448 Class A Common Stock and in the Registration Statement No 333-58737 on Form S-8 filed by SFX Entertainment, Inc. in July 1999 with respect to its 1998 Stock Option and Restricted Stock Plan.

We also consent to the reference to our firm as experts in accounting and auditing.

/s/ Deloitte & Touche

Deloitte & Touche
Chartered Accountants
Bracknell, England
September 17, 1999